EXHIBIT NO. 99.1



                                                            July 7, 1997



                           P R E S S    R E L E A S E


ABT Building Products Corporation
Announces Plastics Products Group Restructuring


For Immediate Release:


            Neenah, WI - ABT Building Products Corporation (NASDAQ: ABTC) - announced today that it is restructuring its Plastics Products Group. The following programs will be implemented immediately:

            The Independence, Iowa, Plant will be closed and equipment moved to Hopkinsville, Kentucky. This will consolidate all exterior shutters, both injected molded and thermoformed; and related plastics building materials accessories at the Kentucky Plant. Finishing operations will also be located at Hopkinsville.

            As part of the same program, the Company will phase out its industrial custom molded business in order to focus on specialty plastics products for the building products industry. These moves will allow for the closure of three smaller warehouses used for industrial custom molded products near the Hopkinsville plant.

            All manufacturing and distribution for shutters and exterior accessories will then be concentrated at Hopkinsville.

            A new centrally located customer service operation was established last month at Charlotte, North Carolina. It will handle all exterior products customer




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service activities including the Hopkinsville Shutter Plant, the Roaring River
Hardboard Siding and Fiber Cement Plants, and the new Holly Springs Vinyl Siding Plant. Shipments to the US from the Acton, Ontario, Vinyl Siding Plant will also be handled by the Charlotte customer service operation.

            Three warehouses near the Acton Plan will be closed and all vinyl siding warehousing and distribution will be consolidated at the newly constructed distribution center in the Milton, Ontario, area. Acton is also the location for the Canadian Vinyl Siding Plant.

            George T. Brophy, Chairman, President and CEO, said that, "We have been contemplating these moves for a period of time and we are now in the position, from a facility and customer service perspective, to start implementation. The focus of ABT in the future, as in the past, will continue to be specialty building materials."

            The realignment of the Plastics Products Group will result in a restructuring charge of approximately $10 million. The majority of these costs are non-cash related.

            ABT Building Products Corporation produces specialty building products manufactured from engineered wood, plastics and fiber cement. Premium products include paneling, moldings, exterior shutters, exterior accessories, door skins and siding. The major markets served are home improvement, remodeling, commercial and new construction. (HOME PAGE ADDRESS ON THE WORLD WIDE WEB - HTTP://WWW.ABTCO.COM.)